Exhibit 3.34

FIRST AMENDMENT TO THE OPERATING AGREEMENT OF
NEOSPINE SURGERY OF BRISTOL, LLC

This FIRST AMENDMENT (the “Amendment”), effected September 23, 2005, is made to the Operating Agreement of NeoSpine Surgery of Bristol, LLC, a Delaware limited liability company (the “Company”), dated as of January 25, 2005, by and among NeoSpine Surgery, LLC, a Delaware limited liability company (“NeoSpine”), the Company, and the other Members of the Company. Capitalized terms not defined herein shall be deemed to have the meanings ascribed thereto in the Operating Agreement.

In consideration of the mutual promises, covenants and undertakings contained herein and in the Operating Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members of the Company agree as follows:

1.        Amendment of Definition of “Competing Business” in Article I. In accordance with Section 10.4 of the Operating Agreement, the definition of “Competing Business” in Article I of the Operating Agreement is hereby amended with additions indicated by bold and underlined text as follows:

“Competing Business” means any health care business (other than an Excepted Competing Business) within a 25-mile radius of the Center which provides a facility in which surgical procedures are performed and shall include, without limitation, a specialty hospital or ambulatory surgery center; provided that the medical practice of any Physician Investor or Owner will not be a Competing Business solely as a result of the performance of surgical procedures as long as substantially all of such Physician Investor’s or Owner’s professional services are rendered through such practice and such practice only performs surgeries which do not require a separate license, the presence of an anesthesiologist, involve conscious sedation or generate a separate facility fee; and provided, further, that the term Competing Business shall not include the following (i) ownership by a Member of less than 5%, in the aggregate, of the equity securities of any class of any issuer whose shares are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations Systems, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Member is not a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer or (ii) a Physician Investor or Owner performing surgeries or other medical procedures at any hospital, ambulatory surgery center or other outpatient facility or medical office within a 25-mile radius of the Center at any time. For purposes of this Agreement, an “Excepted Competing Business” means any health care business located in Kingsport, Tennessee in which Greg Corradino, M.D. owns an interest, manages, or otherwise finances.

2.        Recertification and Reaffirmation. The Operating Agreement shall remain and continue in full force and effect, and the Operating Agreement is hereby readopted, ratified and reconfirmed by the Members of the Company.

Remainder of page intentionally left blank.

IN WITNESS THEREOF, the representatives of the Company and the undersigned Members have executed this Agreement effective as of the Effective Date.

COMPANY:

NEOSPINE SURGERY OF BRISTOL, LLC

By:	/s/ Rock Morphis
Name:
Its:

MEMBERS:

NEOSPINE SURGERY, LLC

By:	/s/ Rock Morphis
Name:
Its:

Signature of Physician Investor

Signature of Physician Investor

Signature of Physician Investor

Signature of Physician Investor

THE MEMBERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE TENNESSEE SECURITIES ACT AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE ARE SET FORTH IN THIS AGREEMENT.

OPERATING AGREEMENT
OF
NEOSPINE SURGERY OF BRISTOL, LLC

THIS OPERATING AGREEMENT (the “Agreement”) of NEOSPINE SURGERY OF BRISTOL, LLC, a Delaware limited liability company (the “Company”), effective as of January 25, 2005 (the “Effective Date”), is entered into by and among NeoSpine Surgery, LLC, a Delaware limited liability company (“NeoSpine”), the Company, and those other persons or entities from time to time admitted as members from time to time who shall execute this Agreement.

WHEREAS, the parties desire to form the Company as a limited liability company under the Act;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Adjusted Capital Contribution” means the Capital Contribution of a Member reduced, but not below zero, by cash distributions to such Member and tax losses allocated to such Member. A substitute Member shall succeed to the Adjusted Capital Contribution of his predecessor.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Portion” means the product of (x) the Membership Interest (expressed as a percentage) held by a Member that is an entity multiplied by (y) the percentage ownership in such entity held immediately prior to a Triggering Event with respect to the Owner of such entity who is responsible for the occurrence of the Triggering Event (the “Responsible Owner”).

“Capital Account” has the meaning set forth in Section 3.7.

“Capital Contribution” means the amount of cash and the Fair Market Value of any other property (net of liabilities secured by such property, which the Company is considered to assume) or services contributed by a Member to the capital of the Company.

“Cash Available for Distribution” means all cash funds of the Company on hand or in bank accounts beneficially owned by the Company, other than proceeds received from the sale of Membership Interests after the date hereof, less the sum of the following to the extent paid or set aside, in such amounts and for such time periods as the Board of Directors deems appropriate: (a) sixty (60) days of all regularly scheduled principal and interest payments on indebtedness of the Company and all other sums paid the Company’s lenders; (b) all accounts payable of the Company and amounts of principal and interest payments then due and owing; and (c) a cash reserve equal to sixty (60) days of the Company’s operating expenses plus sixty (60) days of the Company’s debt service payments, or such other reserve amount as is reasonably determined by the Board of Directors.

“Center” means the ambulatory surgery center to be developed, owned, and operated by the Company.

“Certificate” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Competing Business” means any health care business within a 25-mile radius of the Center which provides a facility in which surgical procedures are performed and shall include, without limitation, a specialty hospital or ambulatory surgery center; provided that the medical practice of any Physician Investor or Owner will not be a Competing Business solely as a result of the performance of surgical procedures as long as substantially all of such Physician Investor’s or Owner’s professional services are rendered through such practice and such practice only performs surgeries which do not require a separate license, the presence of an anesthesiologist, involve conscious sedation or generate a separate facility fee; and provided, further, that the term Competing Business shall not include the following (i) ownership by a Member of less than 5%, in the aggregate, of the equity securities of any class of any issuer whose shares are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations Systems, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Member is not a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer or (ii) a Physician Investor or Owner performing surgeries or other medical procedures at any hospital, ambulatory surgery center or other outpatient facility or medical office within a 25-mile radius of the Center at any time.

“Covered Person” has the meaning set forth in Section 5.5(a).

“Disabled” shall mean the occurrence of an event that renders a natural person disabled or incompetent, and is deemed to occur on the date that a Member is declared legally incompetent under the laws of the State of Tennessee, or on the date that the LLC receives a written opinion from a physician designated by the Company (and approved by the holders of a majority of the Membership Interests held by Physician Investors and Physician Entities, other than the person who is determined to be disabled or the Physician Entity an Owner of which is determined to be disabled) to the effect that such person has incurred a mental or physical condition that can reasonably be expected to prevent such person from meeting the Professional Member Standards for a period of six (6) months or longer from the date of such opinion. Each Member hereby covenants and agrees to cooperate with (and to cause any of its Owners to cooperate with) any physician so designated by the Company to determine whether such person is disabled, provided that any physician so designated shall consult in good faith with any physician designated by (or on behalf of) such person.

“EBITDA” means, with respect to any fiscal period, the sum of the Company’s consolidated (i) net income before interest expense and taxes for such period (excluding extraordinary gains and losses and, to the extent not extraordinary, gains from the sale or other disposition of capital assets), plus (ii) depreciation and amortization expense for such period, all as determined in accordance with GAAP.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Exercise Notice” has the meaning set forth in Section 8.1.

“Fair Market Value” means the fair market value as determined by the Board of Directors or by a third party appraiser approved by the Board of Directors.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Member” means any Person executing this Agreement as of the Effective Date as a member of the Company or thereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has sold or transferred all of its Membership Interest pursuant to the terms herein.

“Membership Interest” means the limited liability company interest of any Member in the Company at any particular time (denominated, for each Member, as a percentage of the total Membership Interests held by the Members as of the date of determination), which entitles such Member to share in the profits, losses and distributions of the Company, and to exercise voting rights as a Member, in each case, in accordance with the terms herein.

“NeoSpine” has the meaning set forth in the first paragraph of this Agreement.

“NeoSpine Director” has the meaning set forth in Section 5.1(b).

“Penalty Purchase Price” means an amount equal to ten percent (10%) of the value of the Adjusted Capital Contribution of the Membership Interest subject to repurchase.

“Permitted Transfer” has the meaning set forth in Section 7.1.

“Person” means any individual, corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Owner” shall mean any shareholder, partner or member of, or any other holder of an interest in, an entity.

“Owner Agreement” has the meaning set forth in Section 10.13.

“Physician Entity” shall mean any entity that is wholly-owned by Physician Investors.

“Physician Investors” means any licensed physicians who are or become Members of the Company meeting the Professional Member Standards.

“Physician Director” has the meaning set forth in Section 5.1(b).

“Professional Member Standards” means those standards established by the Board of Directors and the Medical Advisory Committee. The Professional Member Standards shall require that each Professional Member, at a minimum (i) maintain a license to practice in the State of Tennessee; (ii) maintain an active practice of medicine in the “Tri-Cities” area of Tennessee; (iii) remain eligible for participation in the Medicare program and any Tennessee-operated health program, (iv) maintain active membership on the medical staff of the Center in compliance with all requirements thereof as may be established by the governing body of the Center, (v) perform one-third of the outpatient procedures he performs be performed at the Center and (vi) certify to the Company upon the Company’s request and in the form reasonably required by the Company that he meets each of the foregoing requirements. These standards may be amended from time to time with the approval of the Board of Directors and the Medical Advisory Committee. Each Member acknowledges that these Professional Member Standards shall be binding upon the activities of the Company and the Members, subject to amendment from time to time, to assure effective operations of the Company and the Center and to comply with applicable laws, rules and regulations and appropriate standards of care. Such Professional Member Standards may be reviewed and revised in light of certain federal and state health care laws and regulations to require that each Physician Investor and Owner satisfy or attempt to satisfy such standards, if determined by the Board of Directors to be appropriate and in the best interests of the Company and the Center.

“Profit” and “Loss” mean, for any period, the sum of the net amount of all items of income, gain, loss and deduction, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes, realized by the Company for such period.

“Purchase Price” has the meaning set forth in Section 8.3.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Termination Event” means:

(a)          with respect to any Member that is a natural person, if such Member:

(i)        becomes Disabled,

(ii)       dies,

(iii)      retires from the practice of medicine,

(iv)      is involved in a divorce proceeding or matrimonial dissolution that becomes final and in which an involuntary transfer of part or all of his Membership Interest in the Company is ordered,

(v)       breaches the provisions of Section 10.12 hereof, or

(vi)      otherwise fails to meet the Professional Member Standards; and

(b)          with respect to any Member that is an entity (other than NeoSpine), if such Member:

(i)        has any Owner who becomes Disabled, dies, retires from the practice of medicine, or is involved in a divorce proceeding or matrimonial dissolution that becomes final and in which an involuntary transfer of part or all of his Membership Interest in the Company is ordered;

(ii)       on the date such entity becomes a Member, has any Owner who has not executed an Owner Agreement or, thereafter, admits any Owner who does not execute an Owner Agreement and deliver it to the Company within thirty (30) days following his becoming an Owner;

(iii)      breaches the provisions of Section 10.12 hereof; or

(iv)      has any Owner who otherwise fails to maintain the Professional Member Standards.

“Transfer” means any sale, assignment, transfer, exchange, pledge, or the grant of a security interest or other encumbrance.

“Triggering Event” has the meaning set forth in Section 8.1.

ARTICLE II
ORGANIZATION

Section 2.1       Organization. On February 6, 2004, the Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation (the “Certificate”) in the office of the Secretary of State. By executing this Agreement, the Members hereby adopt and ratify the Certificate, and discharge the authorized person set forth therein from any further obligations, duties or liabilities to the Company as an authorized person. If there is any conflict between the terms of this Agreement and the Certificate, the Certificate will control.

Section 2.2       Name. The name of the Company is NeoSpine Surgery of Bristol, LLC. Company business must be conducted in such name or such other names that comply with applicable law as the Board of Directors may select from time to time.

Section 2.3       Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the Board of Directors may designate from time to time in the manner provided by law. The principal office of the Company will be at such location as the Board of Directors may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Board of Directors determines appropriate.

Section 2.4       Purpose; Powers. The purposes of the Company are to engage in any lawful business or activity permitted under the Act. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

Section 2.5       Term. The Company commenced on the date the Certificate was filed with the Secretary of State and will continue in existence until terminated pursuant to this Agreement.

Section 2.6       Liability to Third Parties. No Member will have any personal liability for any obligations or liabilities of the Company solely on account of such Person being a Member, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.

ARTICLE III
MEMBERS

Section 3.1       Members. The names, addresses, Capital Contributions and the Membership Interests of the Members are set forth on Exhibit A attached hereto and incorporated herein. The President is hereby authorized to complete or amend Exhibit A to accurately reflect, without limitation, the admission of additional Members, the withdrawal of any Member, the change of address of any Member, the Capital Contributions of any Member, the Membership Interest of any Member, and any other information set forth on Exhibit A. Unless otherwise determined by the Board of Directors, the Membership Interests will not be evidenced by any certificates.

Section 3.2       Admission of Additional Members.

(a)       Upon the approval of the Board of Directors, and subject to Section 5.3, additional Persons may be admitted to the Company as Members and Membership Interests may be issued to such Persons as determined by the Board of Directors on such terms and conditions as the Board of Directors may determine at the time of admission. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement.

(b)       On the Effective Date, Physician Investors and Physician Entities own, collectively, 50% of all outstanding Membership Interests. Additionally, Section 8.2 permits certain Members to acquire the Membership Interests of other Members under certain circumstances. Upon the approval of (i) the Board of Directors and (ii) pursuant to Section 5.3, Members holding at least eighty percent (80%) of the outstanding Membership Interests, the Company may admit, on such terms and conditions as the Board of Directors may determine at the time of admission, up to an additional number of Physician Investors and/or Physician Entities such that the aggregate number of Physician Investors and/or Physician Entities is five (5). Each Physician Investor and Physician Entity expressly acknowledges and agrees that, until there shall be five (5) Members who are Physician Investors and/or Physician Entities, upon the approvals referenced in clauses (i) and (ii) above, each Physician Investor and Physician Entity shall have redeemed from it that portion of the Membership Interest then held by such Physician Investor and Physician Entity as would cause each Physician Investor and Physician Entity (including the Physician Investor or Physician Entity to be admitted) to own a Membership Interest equal to 50% divided by the number of Physician Investors and/or Physician Entities who are Members of the Company (including the Physician Investor or Physician Entity to be admitted). In the event that NeoSpine acquires a Membership Interest pursuant to Section 8.2, then prior to the redemptions described in the foregoing sentence, NeoSpine shall permit the redemption from it of any Membership Interest so acquired in accordance with Section 8.2. The price at which any redemption pursuant to this Section 3.2 shall occur shall equal the capital contribution to the Company that is made by the newly-admitted Physician Investor or Physician Entity for a Membership Interest equal to (as a percentage of all Membership Interests outstanding) the Membership Interest redeemed from the Physician Investor or Physician Entity, such capital contribution to be at the Fair Market Value of the interest acquired.

Section 3.3       Additional Capital Contributions. No Member will be permitted to make additional Capital Contributions to the Company without the approval of the Board of Directors, nor will any Member be required to make additional Capital Contributions to the Company without the written consent of such Member.

Section 3.4       Capital Contributions by New Members. New Members will make any Capital Contribution required by the Board of Directors pursuant to Section 3.2 above.

Section 3.5       Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of the other Members.

Section 3.6       Withdrawal of Capital. No Member has the right to withdraw any part of its Capital Contribution from the Company or receive the return of any part of its interest in the Company prior to its liquidation and termination pursuant to Article IX hereof, unless such withdrawal is provided for in this Agreement or subsequently agreed to by each of the Members.

Section 3.7       Capital Accounts. Separate capital accounts (a “Capital Account”) will be maintained for each Member in accordance with the Treasury Regulations promulgated under Section 704(b) of the Code and will consist of the sum of the contributions of each Member to the capital of the Company, plus its share of the profits of the Company, less its share of any losses of the Company, and less any distributions to or withdrawals made by or attributed to such Member from the Company. No Member shall be liable to the Company or to any other Member to restore any deficit balance in its Capital Account or to reimburse any other Member of any portion of such other Member’s investment in the Company. In the event a Member transfers some or all of its Membership Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest in accordance with the provisions of Treasury Regulations section 1.704-l(b)(2)(iv)(l).

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

Section 4.1       Allocations of Profits and Losses.

(a)        Allocations in General. After giving effect to the regulatory allocations set forth in Section 4.1(b), Profits, Losses and other tax attributes of the Company will be determined and allocated among the Members in accordance with their respective Membership Interests in the Company, as from time to time adjusted.

(b)       Regulatory Allocations. Notwithstanding any other provision of this Section 4.1, the following regulatory allocations will be made for each fiscal year (or portion thereof):

(i)        If there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain during any Fiscal Year, the Members will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in accordance with Treasury Regulations section 1.704-2(f) or section 1.704-2(i)(4), as applicable.

(ii)           Any Partner Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Member(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as hereafter defined) to which such Partner Nonrecourse Deductions are attributable, in accordance with Treasury Regulations section 1.704-2(i).

(iii)          Items of income and gain will be allocated to the Members in accordance with the “qualified income offset” requirements of Treasury Regulations section 1.704-l(b)(2)(ii)(d).

(iv)          To the extent any allocation of losses would cause or increase a deficit balance in the Capital Account as to any Member, such allocation of losses will be reallocated among the other Members in proportion to their respective Membership Interests, but in a manner that will not produce or increase a deficit balance in the Capital Account of any other Member.

(v)           The allocations set forth in Sections 4.1(b)(i) through (iv) above and Section 4.1(c) below (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations sections 1.704-l(b) and 1.704-2. Notwithstanding the provisions of Section 4.1, the Regulatory Allocations will be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(vi)          As used in this Section 4.1(b), the capitalized terms below will have the following meanings:

(A)      “Partner Minimum Gain” means gain attributable to Partner Nonrecourse Debt determined in accordance with Treasury Regulations section 1.704-2(i).

(B)      “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations section 1.704-2(b)(4).

(C)      “Partner Nonrecourse Deduction” has the meaning set forth in Treasury Regulations section 1.704-2(i)(2).

(D)      “Partnership Minimum Gain” has the meaning set forth in Treasury Regulations section 1.704-2(b)(2) and 1.704-2(d)(1).

(c)          Tax Allocations.

(i)         Allocations pursuant to this Section 4.1(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement except as provided in Section 4.2(b).

(ii)        The income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocations of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the allocation of income, gain, losses, deductions and credits shall be made in accordance with the Code or other applicable law and the Company’s subsequent income, gains, losses, deductions and credit shall be allocated among the Members so as to reflect as nearly as possible the allocations set forth herein in computing their Capital Accounts.

(iii)     Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Fair Market Value. The Company shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Treasury Regulations as chosen by the Board of Directors. In the event an election in made under Section 754 to adjust the value of any Company asset, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its value in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations, consistent with the requirements of Treasury Regulations section 1.704-l(b)(2)(iv)(g), using any method approved under Section 704(c) of the Code and the applicable Treasury Regulations, as chosen by the Board of Directors.

(iv)     Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board of Directors taking into account the principles of Treasury Regulations section 1.704-l(b)(4)(ii).

Section 4.2       Distributions.

(a)       Except as otherwise provided in this Agreement, the Company shall distribute monthly its Cash Available for Distribution to the Members, pro rata in accordance with their respective Membership Interests, unless the distribution of a smaller amount is required under the Act.

(b)       Any distributions pursuant to this Section 4.2 made in error or in violation of Section 18-607(a) of the Act, will, upon demand by the Board of Directors, be returned to the Company.

(c)       Notwithstanding anything to the contrary in this Section 4.2, (i) any distribution of property other than cash may be made subject to existing liabilities and obligations to the extent approved by the Board of Directors; and (ii) any distribution of property by the Company will be subject to the application of Section 9.3.

(d)       To the extent it has cash on hand in excess of the amount of a reserve as is determined by the Board of Directors, the Company shall make a distribution on or before April 1 of each year in an amount equal to the federal income tax that would be due and payable with respect to its taxable income for the preceding year, with such tax calculated at a 30% marginal rate, reduced by the aggregate amount of cash distributions previously made with respect to the tax year for which the taxable income has been calculated. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring the Company to make distributions in contravention of any legal limitation on the payment of distributions.

4.3         Allocation of Net Income, Net Loss, and Distributions in Respect of Membership Interests Transferred. Profits or Losses allocable to any Member whose Membership Interest has been transferred, in whole or part, during any fiscal year, shall be allocated among the Persons who are the holders of such Membership Interest during such fiscal year in proportion to their respective holding periods, without separate determination of the results of the Company’s operations during such periods.

ARTICLE V
MANAGEMENT AND OPERATION

Section 5.1       Management.

(a)       Board of Directors. Except as otherwise provided in this Agreement or by applicable law, the Board of Directors will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company, and to perform any and all other acts or activities customary or incident to the management of the Company’s activities.

(b)       Number of Directors. The number of directors which will constitute the whole Board of Directors will be two (2). NeoSpine will have the right to appoint one (1) of the two (2) directors (the “NeoSpine Director”), who initially will be Susan Pieper. The holders of a majority of the Membership Interests held by Physician Investors and Physician Entities shall have the right to appoint one (1) of the two (2) directors (the “Physician Director”), who initially will be James Brasfield, M.D. Directors will hold office until their successor is elected and qualified as set forth in Section 5.1(c) below. The Board of Directors shall, in accordance with this Section 5.1, appoint all of the “NeoSpine Directors” that may be appointed by the Company to the Board of Directors of Bristol Spine Center, LLC, or its successor.

(c)       Term; Removal; Vacancies. The initial directors as set forth in Section 5.1(b) above shall be appointed for a two (2) year term, and thereafter directors shall be appointed for one (1) year terms. Each director shall hold office until the expiration of the term for which he/she was appointed and thereafter until his/her successor has been appointed by the applicable Member(s) referenced in Section 5.l(b) hereof and qualified, or until he/she sooner dies, resigns, is removed, or becomes disqualified. Any director may be removed during his or her term of office, whether with or without cause, only by the holders of a majority of the Membership Interests held by the Member(s) that is/are entitled to appoint such director as set forth in Section 5.1(b). Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, will be filled by the Member entitled to appoint such director as set forth in Section 5.1(b).

(d)       Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place within or outside of the state of Delaware as from time to time may be determined by the Board of Directors.

(e)       Special Meetings. Special meetings of the Board of Directors may be called by the President on forty-eight (48) hours’ notice to each director, either personally or by facsimile or by electronic transmission. Special meetings must be called by the President or the Secretary in the same manner and with the same notice on the written request of one (1) director.

(f)        Committees. From time to time, the Board of Directors may, by resolution passed by a majority of the whole Board of Directors, appoint an executive committee or any other committee or committees for any purpose or purposes to the extent permitted by law, which committee or committees will have such powers as specified in the resolution of appointment. Except as otherwise agreed to by all of the directors, any such committee will have two (2) members, one (1) of whom will be appointed by the NeoSpine Director, and one (1) of whom will be appointed by the Physician Director.

(g)       Quorum. A quorum of the Board of Directors shall consist of all of the Directors; provided, however, that if a meeting of the Board of Directors shall have been noticed in accordance with this Section 5.1, and a quorum fails for the absence of the Physician Director, then the meeting may be adjourned and if, following notice in accordance with this Section 5.1, at such meeting a quorum fails for the absence of the Physician Director, then the meeting may be again adjourned (with notice in accordance with this Section 5.1) and, at such meeting, the attendance by 50% of the Directors shall constitute a quorum, irrespective of the attendance of the Physician Director. For such time that there are two (2) authorized directors pursuant to Section 5.1(b), the approval of each of the NeoSpine Director and the Physician Director will be required for the Board of Directors to take any action; provided, however, that in the event of a deadlock between the NeoSpine Director and Physician Director, the NeoSpine Director shall be entitled to cast the deciding vote. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(h)       Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors, or committee.

(i)        Meetings by Telephonic or Other Communications Equipment. Directors may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting will constitute presence in person at such meeting.

(j)        Key Man Insurance. The Directors are authorized to purchase and maintain key man insurance on any Owner or any other person in such amounts as the Board of Directors shall determine to be appropriate. The cost and expense of such key man life insurance policy shall be borne by the Company as a Company expense.

(k)       Proxies. Each Director may authorize any other person to act on the Director’s behalf by proxy on all matters in which a Director is entitled to participate, whether by waiving notice of any meeting or by voting or participating at a meeting. Every proxy must be signed by the Director authorizing such proxy or such Director’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Director executing it.

Section 5.2       Individual Member Authority. The President and the Secretary, acting individually, shall each have the authority to bind the Company as an agent in the ordinary course of business. In addition, the Board of Directors may appoint additional Managers who will have the authority to bind the Company as an agent in the ordinary course of business as may be determined by the Board of Directors. No Member acting solely in its capacity as Member has the authority to bind the Company, unless such action is expressly authorized by this Agreement or by the Board of Directors. Any Member shall indemnify the Company for any costs or damages incurred by the Company as a result of any action by such Member purporting to act for or to undertake any obligation, debt, duty or responsibility on behalf of any other Member or the Company, unless such action or undertaking is expressly authorized by this Agreement or by the Board of Directors.

Section 5.3       Members.

(a)       Voting. Except as otherwise provided in this Agreement or by applicable law, the Members shall have no voting rights in respect of the Membership Interests held by them except in the case of any one of the following events, which will require, upon the affirmative recommendation of the

Board of Directors, the approval of Members holding at least eighty percent (80%) of the outstanding Membership Interests, at a meeting of the Members called for such purpose:

(i)                       Merger. The merger, consolidation, or other business combination of the Company with another entity.

(ii)                    Sale of Assets. The sale by the Company of all or substantially all of its assets.

(iii)                 Bankruptcy. The voluntary commencement of bankruptcy or insolvency proceedings by the Company.

(iv)                Liquidation. The liquidation or dissolution of the Company.

(v)                   Capital Expenditures. The making of capital expenditures in any calendar in excess of twenty percent (20%) of the Fair Market Value of the Company.

(vi)                Incurrence of Debt. Incurring any indebtedness in any calendar year, other than the refinancing of existing indebtedness, in an amount in excess of twenty percent (20%) of the Fair Market Value of the Company.

(vii)             Admission of Members. The admission of any new Member; provided, however, that no Member shall unreasonably withhold approval for any person sought to be admitted as a Member in accordance with the provisions of Section 3.2(b).

(b)       Place of Meetings. Meetings of Members will be held at any place in the “Tri- Cities”, Tennessee area as determined by the Board of Directors, unless otherwise agreed by Members holding at least eighty percent (80%) of the outstanding Membership Interests. In the absence of any such designation, meetings of Members will be held at the principal place of business of the Company.

(c)       Meetings of Members. Meetings of the Members, for any purpose, or purposes, may be called by the President and will be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of Members holding at least fifty percent (50%) of the Membership Interests. Such request will state the purpose or purposes of the proposed meeting. Business transacted at any meeting of the Members will be limited to the purposes stated in the notice.

(d)       Notice of Meeting. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting will be given, which notice must state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Members and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called. The written notice of any meeting must be given to each Member entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

(e)       Quorum; Adjourned Meetings and Notice Thereof. Members holding a majority of the Membership Interests present in person or represented by proxy, will constitute a quorum for the transaction of business except as may otherwise provided by law or by this Agreement.

(f)        Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the Membership Interests having voting power present in person or represented by proxy will decide any question brought before such meeting, unless a different vote is required for the question by applicable law or by this Agreement.

(g)       Fixing Record Date. In order that the Company may determine the Members entitled to notice of or to vote at any meeting of the Members, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any distribution or allotment of any rights, or for the purpose of any other lawful action, the Board of Directors may fix a record date which will not be more than sixty (60) nor less than ten (10) days before the date of such meeting.

(h)       Members’ Action by Written Consent Without a Meeting. Any action which may be taken at any meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of the Membership Interests having not less than the requisite percentage interest that would be necessary to authorize or take such action at a meeting at which all Membership Interests entitled to vote thereon were present and voted. Prompt notice of the taking of Member action without a meeting by less than unanimous written consent will be given to those Members who have not consented in writing.

(i)        Proxies. At each meeting of the Members, each Member having the right to vote may vote in person or may authorize another person or persons to act for such Member by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than one (1) year prior to said meeting, unless such instrument provides for a longer period. All proxies must be filed with the Secretary of the Company at the beginning of each meeting in order to be counted in any vote at the meeting.

(j)        Meetings by Telephonic or Other Communications Equipment. Members may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at such meeting.

Section 5.4       Managers.

(a)       Designation of Managers. The Board of Directors may, from time to time, designate one or more individuals to be managers of the Company, with such titles as the Board of Directors may assign to such individuals. The initial Managers will be a President and a Secretary. The Company may also have, at the discretion of the Board of Directors, such other managers as may be appointed by the Board of Directors. No manager need be a Member or a resident of the State of Delaware. Managers so designated will have such authority and perform such duties as this Agreement provides or as the Board of Directors may from time to time delegate to them. Any number of offices may be held by the same individuals. The salaries or other compensation, if any, of the managers and agents of the Company will be fixed from time to time by the Board of Directors. Any manager may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors. Any manager may be removed as such, either with or without cause, by the Board of Directors. Any vacancy occurring with respect to any manager may be filled by the Board of Directors.

(b)       President. The Board of Directors hereby designates Susan Pieper as the initial President of the Company. The President will be the chief executive officer of the Company and will, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Company. The President will preside at all meetings of the Members and at all meetings of the Board of Directors. The President will have such other powers and duties as may be prescribed by the Board of Directors or this Agreement

(c)       Vice Presidents. Upon the election of a Vice President or Vice Presidents, in the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting will have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents will have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

(d)       Secretary. The Board of Directors hereby designates Pam Wayne as the initial Secretary of the Company. The Secretary will keep the minutes of all meetings of the Members and the Board of Directors in appropriate books, and will attend to the giving of all notices for the Company. The Secretary will have charge of such books and papers as the Board of Directors may direct, and will exercise all powers and duties customarily exercised by the secretary of business organizations, and will have such other powers and duties as may be prescribed by the Board of Directors or this Agreement.

(e)       Treasurer. Upon the election of a Treasurer, such manager will have the care and custody of all funds and securities of the Company, and will exercise all powers and duties customarily exercised by the treasurer of business organizations, and will have such other powers and duties as may be prescribed by the Board of Directors.

(f)        Medical Advisory Committee. The Company shall establish a Medical Advisory Committee. A Chairman of the Medical Advisory Committee shall be appointed by the holders of a majority of the Membership Interests held by Physician Investors and Physician Entities and, as Chairman, he shall determine the number of members of the Center surgical staff to be appointed to the Medical Advisory Committee. The Chairman shall be a Physician Investor or an Owner, and the Chairman shall not be the same person as the Physician Director unless agreed to by approved by the holders of not less than sixty percent (60%) of the Membership Interests held by Physician Investors and Physician Entities. The Chairman shall serve until such time as he shall be replaced by the Board of Directors. Replacements to the Medical Advisory Committee shall be made in the sole discretion of the Chairman. The Medical Advisory Committee will act as the “Executive Committee” of the Medical Staff of the Center, as the same may be specified from time to time in the Center’s Medical Staff Bylaws. The Medical Advisory Committee will be responsible for developing utilization, peer review and quality assurance standards for the Center, reviewing utilization of Center services and generally making recommendations to the Board of Directors regarding the services provided at the Center. The Medical Advisory Committee, acting upon advice and counsel of counsel to the Company, may also adopt and implement additional requirements upon Members and their Affiliates, including without limitation the Owners, in order to enable the Company to comply or to attempt compliance with any healthcare regulatory schemes applicable to the Company, the Center, the Members, or the Owners.

Section 5.5       Indemnification; Limitation of Liability.

(a)       Indemnification. Each member of the Board of Directors, Manager, officer or the Tax Matters Member (collectively, the “Covered Persons”) shall be indemnified by the Company against any and all claims, demands and losses whatsoever if: (i) the indemnitee conducted himself in good faith; and (ii) reasonably believed (x) in the case of conduct in his official capacity with the Company, that his conduct was in its best interests and (y) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The payment of any amounts for indemnification shall be made before any distribution are made by the Company. No Member shall have any obligation to provide funds for any indemnification obligation hereunder. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 5.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Formation, provision of this Agreement, vote of Members or otherwise. The Company may maintain insurance, at its expense, to protect itself and any Member, the Board of Directors, Medical Advisory Committee, Manager, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

(b)       Limitation of Liability. Notwithstanding any provision of this Agreement, common law or the Act, no Covered Persons shall be liable to the Members or to the Company for any loss suffered which arises out of an act or omission of such person, if, in good faith, it was determined by such persons that such act or omission was in the best interests of the Company and such act or omission did not constitute gross negligence or fraud.

(c)       Repeal or Modification. Any repeal or modification of this Section 5.5 will not adversely affect any right or protection of any individual existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VI
FISCAL MATTERS; RECORDS

Section 6.1       Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) will be maintained at the Company’s principal place of business showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs. All Members will have access to the books and records of the Company, during regular business hours, at the Company’s principal place of business, upon provision of notice in writing by any Member to the Company at least three (3) business days before the date on which any Member desires to inspect said books and records.

Section 6.2       Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes will end on December 31st unless otherwise determined by the Board of Directors.

Section 6.3       Tax Status; Accounting Method. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income will not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members. The Company will elect a method of accounting based upon the advice and recommendations of the Company’s appointed accountants or legal counsel.

Section 6.4       Reports to Members. Within seventy-five (75) days after the end of each fiscal year, all information necessary for the preparation of the Members’ federal, state and local income tax returns will be prepared at the Company’s expense and delivered to each Member. Within twenty (20) days of the end of each calendar month and each calendar year, the Company shall deliver to each Member an unaudited balance sheet and statements of income and cash flows for and as of the end of such month, in reasonable detail, which statements shall also set forth comparative information for current and prior periods.

Section 6.5       Bank Accounts. The Board of Directors shall cause the Company to establish and maintain one or more separate bank and investment accounts for Company funds in the Company name with such financial institutions and firms as the Board of Directors may select and designate signatories thereon. The Board of Directors shall not commingle the Company’s funds with other funds of any other Person.

Section 6.6       Tax Matters Member. NeoSpine is designated as the Tax Matters Member as that term is defined in Section 623 l(a)(7) of the Code; provided, however, if that if such person would not be treated as a party to the proceeding within the meaning of Section 6226(c) and (d) of the Code for any taxable year involved in a partnership proceeding, then the Tax Matters Member for such year shall be the Member who has the largest Membership Interest in the Company at the time the Notice of Final Partnership Administrative Adjustment is received who would be treated as a party to the proceeding for such year.

ARTICLE VII
TRANSFER OF MEMBERSHIP INTERESTS

Section 7.1       Restrictions on the Transfer of Membership Interests. Except as otherwise set forth in this Agreement, no Member may Transfer some or all of its Membership Interest without the written consent of Members holding at least eighty percent (80%) of the total Membership Interests (any such Transfer approved by the Members, a “Permitted Transfer”). Any Member making a Permitted Transfer must provide the Company with written notice thereof at least ten (10) days prior to the date of such Permitted Transfer, and any such Permitted Transfer must be made in compliance with Section 7.2.

Section 7.2       Conditions to Transfer. No Transfer which otherwise is made in compliance with this Agreement may be effected by any Member unless: (i) such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by the Board of Directors, such transferring Member has delivered an opinion of such Member’s counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with, (ii) except as otherwise agreed to by the Board of Directors, such Transfer would not cause a termination of the Company within the meaning of Section 708 of the Code, and (iii) the transferee or pledgee of such Membership Interest agrees to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement. Upon the Transfer of any Membership Interest in accordance with the terms herein, the transferee of such Membership Interest will become a Member. Any attempted Transfer by a Person of any Membership Interest other than in accordance with the terms of this Article VII is void and will not be recognized by the Company.

ARTICLE VIII
REPURCHASE RIGHT OF COMPANY

Section 8.1       Triggering Events. In the event that (a) the Company shall receive a written opinion from its existing healthcare counsel engaged by the Company or another nationally recognized healthcare law firm that it is more likely than not that any federal or state legislation prohibits either any Member from owning any Membership Interest or the Company from billing for items and services provided to patients referred to the Center by a Member or the Physician Investors or an Owner, (b) a Member makes an assignment for the benefit of creditors or admits in writing its inability to pay debts generally as they become due, (c) a Member applies to any tribunal for the appointment of a trustee or receiver of any substantial part of its assets, (d) a Member commences any voluntary proceeding (or approves, consents to or acquiesces in any involuntary proceeding) under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation laws of any jurisdiction, (e) a Member becomes the subject of an order appointing a trustee or receiver, adjudicating him bankrupt or insolvent, or approving a petition in any involuntary proceeding, and such order remains in effect for ninety (90) days, or (f) following the occurrence of a Termination Event (any of the foregoing (a) through (f) being a “Triggering Event”), the Company shall have the purchase rights set forth in this Section 8.1. In the event of any Triggering Event applicable to a Member that is a natural person, the Company may elect to purchase some or all of the Membership Interest owned by the Member with respect to which the Triggering Event occurs. In the event of any Triggering Event applicable to a Member that is an entity (other than NeoSpine), the Company may elect to purchase some or all of the Applicable Portion of the Membership Interest owned by such entity Member with respect to which the Triggering Event occurs. The purchase rights of the Company in this Section 8.1 must be exercised by giving written notice (the “Exercise Notice”), to the applicable Member within sixty (60) days of the date of the Triggering Event (unless the purchase right applies only to the Applicable Portion, in which case it must be exercised by giving the Exercise Notice to the applicable Member within sixty (60) days of the date of the date referenced in the definition of “Applicable Portion”). The Purchase Price and terms of payment in connection with the exercise of such purchase right are set forth in Section 8.3 and 8.4 below. The Exercise Notice must specify a date for the closing of the purchase, which date may be no more than thirty (30) days after the date of the Exercise Notice. Each Member shall promptly provide the Company with written notice of any Triggering Event with respect to such Member.

Section 8.2       Assignment of Purchase Right. The Company may, upon the election of the Members (other than the Member with respect to which the Triggering Event occurs) holding a majority of the outstanding Membership Interests (which election must be exercised within twenty (20) days of the date of the Exercise Notice) assign all or part of its right to purchase the Membership Interest in connection with the exercise of the Company purchase right set forth in Section 8.1 above to the Members (other than the Member with respect to which the Triggering Event occurs) on a pro rata basis or such other basis as such Members may agree; provided, however, the holders of a majority of the Membership Interests then held by Physician Investors and Physician Entities (other than the Member with respect to which the Triggering Event occurs) shall have the right, but not the obligation, to require that the Company assign to the Physician Investors and Physician Entities (other than the Member with respect to which the Triggering Event occurs), pro rata in accordance with their Membership Interests (or in such other proportion as they may agree).

Section 8.3       Purchase Price. The purchase price (the “Purchase Price”) for the purchase and sale of the Membership Interests pursuant to Section 8.1 above will determined as set forth below:

(a)       If any Triggering Event occurs pursuant to clause (f) in Section 8.1 as the result of a Termination Event listed in clauses (a)(v)-(vi) or (b)(ii)-(iv) of such definition, the Purchase Price will be the Penalty Purchase Price.

(b)       In the case of any other Triggering Event, the Purchase Price will be the fair market value of the Membership Interest. In connection with any determination of the fair market value of the Membership Interest, the fair market value of the Membership Interest shall equal the amount that would be received by the owner of such Membership Interest with respect thereto if all of the assets of the Company were sold for cash equal to their fair market value, the Company paid all of its liabilities and subsequently liquidated in accordance with this Agreement, in each case, as of the last day of the month immediately prior to the event giving rise to need to determine fair market value.

Section 8.4       Acknowledgment of Members. Each Member acknowledges that the Purchase Price payable under Section 8.3 above represents an equitable payment for its Membership Interest in connection with the occurrence of the Triggering Events set forth in Section 8.1 hereof and hereby waives any and all rights to contest or appeal the Purchase Price.

Section 8.5       Payment of Purchase Price. The Purchase Price will be payable at the election of the purchaser, either: (i) in full, in legal tender of the United States, by certified check of the Company or by official bank check; or (ii) by payment at the closing of not less than twenty percent (20%) of the purchase price and by delivery of a promissory note having a principal amount equal to the remainder, bearing interest per annum at the rate quoted on the date of the closing by The Wall Street Journal as the “Prime Rate,” prepayable without penalty, and payable in not more than thirty-six (36) monthly installments, commencing one (1) month after the date of the closing.

Section 8.6       Closing Deliveries. Concurrently with the delivery of cash or a promissory note at the closing as set forth in Section 8.4, the transferring Member shall deliver to the Company the following:

(a)       If requested by the Company, the written resignations of the selling Member (and any Affiliates thereof) as a director or manager of the Company and any subsidiaries thereof, if applicable, effective on delivery; and

(b)       All other documents (including, without limitation, releases to the Company) that, in the opinion of counsel for the Company, may be reasonably required to effectuate the sale in the best interests of the Company.

ARTICLE IX
DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 9.1       Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following:

(a)       the approval of the Board of Directors, and the approval of the Members pursuant to Section 5.3(a)(iv); or

(b)       the occurrence of any other event causing dissolution of the Company under the Act;

Section 9.2       Liquidation and Termination. Upon dissolution of the Company, the President, subject to the direction of the Board of Directors, or the other persons required or permitted by law to carry out the winding up of the affairs of the Company shall:

(a)       promptly notify all Members of such dissolution;

(b)       wind up the affairs of the Company;

(c)       prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and

(d)       after paying or providing for the payment of all liabilities and obligations of the Company as described below, distribute the assets of the Company as provided by the terms of this Agreement.

Section1 9.3             Distribution of Assets. Upon dissolution of the Company and the sale of its assets, the proceeds of such sale or the assets of the Company will be allocated as set forth below:

(a)                     first, to pay all outstanding liabilities and expenses of the Company;

(b)                    next, to establish such reserves for unknown or contingent liabilities, including, without limitation, reserves for environmental matters, as the Board of Directors may determine; and

(c)                     lastly, any remaining balance will be distributed to the Members in accordance with ending positive Capital Account balances, determined after all adjustments to the Capital Accounts for the year of liquidation. Such distributions will be made within the time periods prescribed by Treasury Regulations. Liquidating distributions may be made in cash or in kind or partly in each (which need not be distributed proportionately), as determined by the Board of Directors.

Section 9.4                   Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the President, subject to the direction of the Board of Directors, shall take such other actions as may be necessary to terminate the Company.

Section 9.5                   Waiver of Certain Rights. Except as otherwise set forth herein, to the maximum extent permitted by applicable law, each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.

ARTICLE X
GENERAL PROVISIONS

Section 10.1     Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) received by the addressee, if sent by certified mail, return receipt requested, or (c) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in the case of the Members, to the appropriate addresses set forth on Exhibit A, or in the case of the Company, to NeoSpine Surgery, LLC, 40 Burton Hills Blvd., Suite 320, Nashville, Tennessee 37215, Attention: Chief Executive Officer (or to such other addresses as a party may hereafter designate).

Section 10.2     Entire Agreement: Supersedure. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

Section 10.3     Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

Section 10.4     Amendment or Modification. This Agreement and the Certificate may be amended or modified from time to time only upon the approval of the Members owning at least eighty percent (80%) of the total Membership Interests. No Member approval is required for any amendment made (i) by NeoSpine in accordance with Section 10.14 or (ii) by the President to Exhibit A in accordance with Section 3.1.

Section 10.5          Binding Effect. This Agreement will be binding on and inure to the benefit of the Members and their respective permitted heirs, legal representatives, successors, and assigns.

Section 10.6          Governing Law; Waiver of Jury Trial. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rules or principles that might refer the governance or the construction of this Agreement to the law of another jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

Section 10.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 10.8          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.9          Specific Performance, Etc. The Company and each Member, in addition to being entitled to exercise all rights provided herein or as granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement, without the requirement of bond. The Company and each of the Members agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 10.10        Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time, both to the Member transferring its Membership Interest and to the transferee of such Membership Interest.

Section 10.11        Confidentiality. Each Member will hold in strict confidence any information it receives regarding the Company or its Affiliates, whether such information is received from the Company, its Affiliates, the other Members or their respective Affiliates, or another Person. The obligations of the Members hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law; provided, however, that prior to disclosing such confidential information, a Member must notify the Company thereof, which notice will include the basis upon which such Member believes the information is required to be disclosed.

Section 10.12        Restriction on Ownership.

(a)            While a Member of the Company and for a period of two years thereafter, no Physician Investor shall and each Physician Entity shall cause all of its Owners to not, directly or indirectly, invest in, own, or otherwise finance in any manner, any Person engaged in or planning to become engaged in a Competing Business.

(b)           NeoSpine, on behalf of itself and each of its Affiliates, hereby agrees, that, for such period of time that NeoSpine is a Member of the Company and for a period of two years thereafter, neither NeoSpine nor any of its Affiliates shall, directly or indirectly, invest in, own, manage, or otherwise finance in any manner, any Person engaged in or planning to become engaged in a Competing Business unless it arises in connection with the acquisition by NeoSpine or any of its Affiliates, directly or indirectly, of any enterprise not more than 25% of the net revenues of which enterprise are derived from the operation of Competing Businesses.

(c)            Each Member agrees that the restrictions contained in this Section 10.12 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this provision would result in damages to the Company which cannot be compensated by money alone. Each Member agrees that the Company will be entitled to injunctive relief without proving actual damages or posting any bond. If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in this Section 10.12 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 10.12, and as so modified, Section 10.12 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form.

(d)           If a judicial determination is made that any of the provisions of this Section 10.12 constitute an unreasonable or otherwise unenforceable restriction then the provisions of this Section 10.12 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited activity from the coverage of Section 10.12 and to apply the provisions of Section 10.12 to the remaining portion of the territory or the remaining activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 10.12 are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of Section 10.12. The time period during which the prohibitions set forth in Section 10.12 shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which a Member violates such prohibitions in any respect.

Section 10.13        Owner Agreement. Each Owner as of the Effective Date shall deliver to the Company a written acknowledgement, in the form attached as Exhibit B (the “Owner Agreement”), of (i) his or her obligation not to compete with the Company as set forth in Section 10.12, and (ii) his or her obligation to sell his entire ownership interest in the Physician Entity upon the occurrence of a

Termination Event for which such Owner is the Responsible Owner. In addition, any individual who becomes a Owner of a Member after the Effective Date shall deliver to the Company an executed Owner Agreement within fifteen (15) days after becoming a Owner.

Section 10.14        Consolidation. It is the intention of the Members that NeoSpine LLC (“NeoSpine Parent”) shall have such rights as are necessary for NeoSpine Parent to be able to consolidate the financial results of operations and financial condition of the Company with the financial results of operations and financial condition of NeoSpine Parent under applicable requirements of generally accepted accounting principles, as such may change from time to time. Notwithstanding any provision in this Agreement to the contrary, NeoSpine may amend this Agreement without the approval of any other Member as necessary from time to time to add, amend or delete such provisions as necessary in the reasonable opinion of NeoSpine Parent’s independent certified accountants to permit NeoSpine Parent to report the results of operations of the Company on the consolidation method of accounting under applicable generally accepted accounting principles in the future; provided, however, no other Member shall suffer a reduction in its Membership Interest without payment of Fair Market Value therefor and, without the approval of the Members holding at least a majority of the Membership Interests held by Members other than NeoSpine and its Affiliates, the aggregate reduction in the Membership Interests resulting from such an amendment shall not exceed three percent (3%) of the aggregate Membership Interests then outstanding.

Section 10.15        Restrictions on Use of the Center. No Physician Investor shall, and each Physician Entity shall cause all of its Owners to not, use the Center or refer any patient for treatment at the Center in a manner that would cause the Owner, any Member, the Company, or the Center to violate applicable federal or state statutes, rules, or regulations. Further, each Physician Investor and Physician Entity shall assure that any standards of conduct or other decisions adopted by the Medical Executive Committee and applicable to the Physician Investors, Physician Entities and the Owners shall be enforced among such Persons.

Section 10.16        Additional Documents. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

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[signature page of Operating Agreement]

IN WITNESS THEREOF, the representatives of the Company and the undersigned Members have executed this Agreement effective as of the Effective Date.

COMPANY:

NEOSPINE SURGERY OF BRISTOL, LLC

By:	/s/ Rock Morphis
Name:	Rock Morphis
Its:

MEMBERS:

NEOSPINE SURGERY, LLC

By:	/s/ Rock Morphis
Name:	Rock Morphis
Its:

/s/ Jim Brasfield
Signature of Physician Investor

Signature of Physician Investor

Signature of Physician Investor

/s/ William A. McIllwain
Signature of Physician Investor

Exhibit A

Members, Capital Contributions, and Membership Interests

Members

Name and Address	Initial Capital Contributions	Total Capital Contributions	Membership Interests
NeoSpine Surgery, LLC 40 Burton Hills Blvd., Suite 320 Nashville, TN 37215	$376,667	$376,667	56.5%

James C. Brasfield 301 Three Oaks Drive Bristol, TN 37620	$145,000	$145,000	21.75%

William A. Mcllwain 7 South Briarcliff Rd Bristol, TN 37830	$145,000	$145,000	21.75%

A-1

Exhibit B

OWNER RESTRICTION AGREEMENT

This Owner Restriction Agreement (this “Agreement”) is entered into as of                         , 200    , by and between NEOSPINE SURGERY OF BRISTOL, LLC (the “Company”), and the undersigned person (“Owner”), an Owner of                                  (the “Physician Entity”), with reference to the following facts and objectives:

WHEREAS, Physician Entity is a Member in the Company;

WHEREAS, each of the Members in the Company is subject to certain negative covenants contained in Section 10.12 of the Company’s Operating Agreement, as the same may be amended from time to time (the “Operating Agreement”);

WHEREAS, Owner will realize a substantial benefit from the Physician Entity being a Member in the Company; and

WHEREAS, the Company would not have admitted the Physician Entity as a Member without Owner’s execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.           Defined Terms. Terms capitalized herein and not defined will have the same identical meaning as set forth in the Operating Agreement unless the context otherwise requires.

2.           Non-Competition Provision.

2.1         Owner agrees that while the Physician Entity is a Member and for two (2) years thereafter, neither Owner nor any of his Affiliates (each a “Covered Party”) shall, directly or indirectly, own, lease, manage or be employed by a Competing Business. Nothing in this Section 2.1 is intended to prevent Owner from practicing medicine, being a member of the medical staff of, or referring patients to, any other hospital or health care facility. Owner agrees that the restrictions contained in this Section 2.1 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this provision would result in damages to the Company which cannot be compensated by money alone. Owner agrees that the Company will be entitled to injunctive relief without proving actual damages or posting any bond. If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in this Section 2.1 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 2.1, and as so modified, Section 2.1 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form.

2.2         If a judicial determination is made that any of the provisions of this Section 2 constitute an unreasonable or otherwise unenforceable restriction then the provisions of this Section 2 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited activity from the coverage of Section 2.1 and to apply the provisions of Section 2.1 to the remaining portion of the territory or the remaining activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 2 are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages, as described in Section 2.4 below, as a result of the breach of Section 2.1. The time period during which the prohibitions set forth in Section 2.1 shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which a Covered Party violates such prohibitions in any respect.

2.3         Owner specifically acknowledges and agrees that the restrictions set forth in Section 2.1 hereof are reasonable and necessary to protect the legitimate interests of the Company, and that the Company would not have entered into the Operating Agreement in the absence of such restrictions.

3.           Transfer. Owner agrees that he will not Transfer his ownership interest in Physician Entity without the approval of a majority of the Board of Directors of the Company. In the event a court of competent jurisdiction holds this restriction on Transfer invalid, the Physician Entity shall have a right of first refusal with respect to any proposed Transfer by Owner for ninety (90) days from the date that a court of competent jurisdiction determines this provision to be unenforceable and, if not exercised, then the Company shall have a right of second refusal with respect to any proposed Transfer by Owner exercisable during the subsequent thirty (30) days. The purchase price pursuant to the right of first refusal shall be an amount equal to the lesser of (a) four (4) times the EBITDA of the Company during the most recent 12 full calendar months prior to the Transfer, less the Company’s indebtedness, multiplied by the percentage ownership in the Physician Entity represented by the interest which is the subject of the proposed Transfer and (b) the amount offered by the third party to acquire such interest, In the event the third party offer includes consideration other than cash, the value of the consideration will be determined by the Board in good faith. The purchase price may be paid, at the option of the Physician Entity or the Company, as the case may be, on the same terms and conditions as set forth in the third party offer or by delivery of 20% of the purchase price in cash at closing and the balance by the delivery of a non-recourse promissory note secured by the interest purchased (the “Note”). The Note will be payable in forty-eight (48) equal monthly installments of principal and interest and will bear interest at the rate of 5% per annum. The Physician Entity or the Company, as the case may be, may prepay the Note in whole or in part without penalty. The closing shall occur at the Physician Entity’s or the Company’s, as the case may be, principal place of business ninety (90) days after a decision by a court of competent jurisdiction validating the prohibition of Transfer. Any Transfer in violation of this provision shall be void.

4.           Specific Enforcement. Owner acknowledges and agrees that any violation of the provisions of Section 2.1 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Section will be inadequate and that, in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.

5.           Assignment. This Agreement may not be assigned by the Company except to an affiliate of the Company; provided, however, that if the Company shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another corporation, the Company may assign its rights hereunder to that corporation.

6.           Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

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If to Owner:	as set forth on the signature page hereto

If to the Company:	NeoSpine Surgery of Bristol, LLC 40 Burton Hills Blvd., Suite 320 Nashville, TN 37215 Telephone No.: Facsimile No.: Attention: President

With a copy to:	Waller Lansden Dortch & Davis, PLLC 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Telephone No.: (615) 244-6380 Facsimile No.: (615) 244-6804 Attention: Joseph A. Sowell, Esq.

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

7.           Governing Law: Waiver of Jury Trial; Choice of Venue. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of- laws rules or principles that might refer the governance or the construction of this Agreement to the law of another jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

8.           Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce, defend or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

9.           Modification. No modification of this Agreement or waiver of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this Section may not be waived except as herein set forth.

10.         Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.

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11.         Term. This Agreement shall terminate upon its second anniversary from the date that the Physician Entity disposes of its entire interest in the Company.

12.         Conflicts. Nothing herein contained shall in any way conflict, directly or indirectly, with the provisions of the Operating Agreement. In the event of any such direct or indirect conflict, the conflicting provisions of the Operating Agreement shall prevail in each and every respect.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

15.         Specific Performance, etc. The Company and the Owner, in addition to being entitled to exercise all rights provided herein or as granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement, without the requirement of bond. The Company and the Owner agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

16.         Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

NEOSPINE SURGERY OF BRISTOL, LLC

By:
Title:

OWNER:

Signature

Print Name

Address:

Telephone No.:
Facsimile No.:

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